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                                                                    EXHIBIT 9

                             CONSULTANCY AGREEMENT


This Agreement made and entered into as of this 1st day of January, 1997 between Central Parking Systems, Inc., a Tennessee corporation ("CPS") and Sanford Harwood, an individual who presently resides in New York City (hereinafter "Harwood").

                              W I T N E S S E T H

         WHEREAS, Harwood is knowledgeable of real estate opportunities for parking facilities in the United States; and

         WHEREAS, CPS has need for the experience and expertise of Harwood.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Term. The term of the Consultancy Agreement will be for six months running from January 1, 1997 through June 30, 1997.

         2. Compensation. In consideration of the duties to be performed by Harwood pursuant hereto, CPS will pay to Harwood the sum of Sixty Thousand Dollars ($60,000) payable at the rate of Ten Thousand Dollars ($10,000) per month on or before the last day of each calendar month during the term hereof.

         3. Duties. Harwood will advise and consult CPS in connection with the acquisition, ownership, leasing, operation and/or management of storage and parking facilities for automobiles and motor vehicles throughout the United States.

                 Harwood will be reimbursed the reasonable out-of pocket expenses he incurs in connection with the performance of services set forth herein provided that he first obtains CPS' written approval of such expenses in advance.

         4. This Agreement is subject and subordinate to that certain Confidentiality and Noncompete Agreement dated ______________, 1997 between Central Parking Corporation and Harwood. Harwood agrees that all services rendered by him in connection with this Agreement will be for the sole benefit of CPS and Harwood agrees that this Consultancy Agreement is not to be construed or interpreted as in any way derogating the effect of the Confidentiality and Noncompete Agreement.
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of
January 1, 1997.

                                        CENTRAL PARKING SYSTEM, INC.


ATTEST:                                 By:
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                                            Monroe J. Carell, Jr., Chairman


ATTEST:                                By:
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                                            Sanford Harwood